Exhibit 99.1

DGSE Companies, Inc. Reports Fourth Quarter and Full Year 2013 Results

Q4 Selling, General and Administrative Expenses Decrease 16% Vs. Q4 2012

DALLAS--(BUSINESS WIRE)--March 27, 2014--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the quarter and year ended December 31, 2013.

Fourth Quarter 2013 Summary

  Revenues were $24.7 million compared to $37.5 million in the year-ago period. Depressed prices in the precious metals market continued to drive lower sales volumes, directly impacting scrap purchases, the Company’s historically largest revenue stream.
  Gross profit was $5.5 million, or 22.2% gross margin, compared to $7.4 million, or 19.6% gross margin in the same period last year.
  The fourth quarter included $372,000 in non-recurring expenses related to additional accruals for the 2010 State of Texas sales tax audit and legal expenses related to the 2012 restatement, compared to $629,000 in non-recurring expenses in the prior year quarter.
  Selling, general and administrative (“SG&A”) decreased 16% to $5.8 million from $6.9 million in the prior-year fourth quarter due to a reduction in non-recurring expenses and continued expense reduction initiatives.
  Net loss, inclusive of the non-recurring expenses, was approximately $405,000 or $(0.03) per share, compared to net income of approximately $135,000, or $0.01 per share, in the year-ago period.

Full Year 2013 Summary

  Full-year revenue of $108.5 million, down 15% vs. $127.9 million in 2012.
  Gross profit was $19.8 million or 18.2% gross margin, compared to $24.3 million or 19.0% gross margin compared to last year. Gross margin increased as a percent of sales in every category in which the Company operates; however, as the revenue mix shifted away from the high margin scrap business, the consolidated margins actually decreased as a percent of sales.
  The full year included $1.8 million in non-recurring expenses related to the previously-disclosed financial restatement and related legal matters, including $775,000 in additional accruals for the sales tax audit.
  SG&A expenses decreased $3.4 million or 14% to $21.4 million compared to $24.8 million in the prior year due to a reduction in non-recurring expenses and continued expense reduction initiatives.
  Net loss, inclusive of the non-recurring expenses, was $2.7 million, or $(0.22) per share, compared to a net loss of $2.3 million, or $(0.19) per share in the year-ago period. Excluding $1.8 million in one-time expenses related to the sales tax accrual, 2012 restatement and related legal matters, the Company would have recorded a net loss of $878,000 for fiscal 2013, compared to net income from continuing operations, excluding non-recurring charges, of approximately $1.6 million last year. The 2012 net loss included $690,000 in losses related to discontinued operations, representing $0.06 per share.

James Vierling, Chief Executive Officer and Chairman of the Board, stated, “We continue to navigate a challenging environment, but recent encouraging movement in the price of gold suggests that improvements may be on the horizon. We are focused on stabilizing the business to achieve profitability at current revenue levels while building incremental revenue streams. We reduced our SG&A expense by approximately $3.4 million during 2013. In the first part of 2014, we have now closed six underperforming retail locations to further cut costs. These six locations, all outside of our primary markets, generated just 3.6% of our revenue but contributed 20% of our fiscal 2013 net loss. On an annualized basis, the closing of these stores should result in approximately $1.2 million in cost reduction, on top of the $3.4 million in SG&A costs we have already eliminated. We will continue to carefully evaluate our stores, making the tough decisions to streamline our operations where appropriate. Longer term, we are focused on building our e-commerce function and allocating resources towards revenue streams with the highest profit potential, currently our high-end jewelry, diamonds and watches. With the costs associated with the legacy issues now largely behind us, and with a more efficient expense structure, we are positioned for an improved 2014.”

Fourth Quarter 2013 Results

For the quarter ended December 31, 2013, revenues were $24.7 million, a 34% decrease compared to $37.5 million in the quarter ended December 31, 2012, due primarily to a significant decrease in gold prices, which were on average 25% lower (as measured by London PM fix) than in the same period last year. Gold prices had an especially negative impact on the Company’s bullion and scrap categories, which were impacted by both lower volumes and lower prices during the quarter. Jewelry sales increased for the quarter, as the Company increased its marketing efforts during the holiday season.

“Our efforts to focus on jewelry and watches during the holiday season paid dividends,” added Mr. Vierling. “Historically, customers selling pre-owned or 'scrap' gold created significant retail traffic at our retail stores, and there was a likelihood of these customers spending that cash to purchase something else in our stores. Lower scrap prices have depressed this important portion of our business. However, we were encouraged by retail traffic during the fourth quarter, though lower scrap and bullion sales continued to depress our results. More recent positive movements in gold prices, thus far in 2014, provide some optimism of better days ahead, but we are focused on rationalizing expenses to operate successfully at current revenue levels, which should create stronger profitability as the industry normalizes.”

Gross profit in the quarter was $5.5 million, or 22.2% of revenue, compared to $7.4 million, or 19.6% of revenue, in the prior year quarter. The overall margin, as a percent of sales, increase was driven by a shift in revenue mix.

SG&A expenses, inclusive of the non-recurring expenses, decreased $1.1 million, or 16%, in the quarter end December 31, 2013, to $5.8 million compared to approximately $6.9 million in the prior year quarter. The fourth quarter of 2013 included $372,000 in non-recurring expenses related to additional accruals for the sales tax audit, and legal expenses related to the 2012 restatement. Excluding the non-recurring items, SG&A for the fourth quarter of 2013 would have been $5.4 million compared to $6.2 million in the year-ago period.

Net loss for the fourth quarter was $405,000 or ($0.03) per share, inclusive of the non-recurring expenses, compared to net income of $135,000, or $0.01 per share, in the year-ago quarter.

“Though not yet finalized, we believe we have now fully accrued for the sales tax audit, and hope to formally resolve this issue in the coming weeks,” added Brett Burford, DGSE’s Chief Financial Officer. “In addition, we believe we have nearly resolved the SEC investigation. Going forward, the new management team will be able to focus on improving the business, and will do so with a lower cost structure that thankfully does not include these non-recurring charges.”

Full-Year 2013 Results

Revenues decreased by 15% in 2013, to $108.5 million, compared to $127.9 million for the prior year. This decrease was primarily the result of an unprecedented drop in gold prices, which had a severe negative impact on the Company’s purchases of scrap gold. The scrap portion of the business has historically been one of the largest revenue and profit drivers for the Company, and in 2013 saw an almost 50% reduction. Despite the loss of store traffic due to fewer scrap sellers, the Company was successful in growing its jewelry business in 2013, with roughly a 2% increase versus the prior year. The significant price drop in the first half of the year did help to drive incremental bullion sales in the second quarter, but bullion revenue for the full year declined slightly due to higher volumes but at lower spot prices.

Gross profit for the year was $19.8 million, or 18.2% of revenue, compared to gross profit of $24.3 million, or 19.0% of revenue in the prior year. This decrease is almost entirely due to significantly lower sales in the high-margin scrap business. The Company increased gross margin as a percent of sales in every category; however, as the revenue mix shifted away from the high margin scrap business, consolidated margins actually decreased as a percent of sales.

SG&A expenses decreased $3.4 million, or 14%, in 2013, to $21.4 million compared to $24.8 million for the prior year. This decrease was driven by a reduction in one-time costs, as well as cost reduction efforts across the Company, and partially offset by the opening of six new stores in 2012 and 2013. The Company spent an additional $1.5 million on store operating expenses, attributed to new stores and stores that had been opened for less than a year. Additionally, the company spent $1.8 million in 2013 in non-recurring expenses described above.

Depreciation and amortization increased by 5% in 2013 to $730,000 compared to $696,000 in the prior year. This increase was driven by new assets related to store openings, as well as new assets related to the move of the corporate office.

Net loss for the year was $2.7 million or ($0.22) per share, inclusive of the non-recurring expenses, compared to net loss of $2.3 million, or ($0.19) per share, in the prior year. The 2012 net loss included $690,000 in losses related to discontinued operations, representing $0.06 per share.

Balance Sheet Summary

At December 31, 2013, DGSE Companies had cash and cash equivalents of $3.2 million compared to $4.9 million at December 31, 2012. Stockholders’ equity decreased 20% to $10.4 million at December 31, 2013 compared to $13.1 million at December 31, 2012. As of year-end, the outstanding balance on the Company’s credit facility with NTR Metals, Inc. (“NTR”) was $2.4 million compared to $3.6 million at December 31, 2012. This decrease is the result of loan principal repayment during the fourth quarter of 2013. On February 25, 2014 the company and NTR entered into a one-year extension of the Loan Agreement, extending the termination date to August 1, 2015. All other terms of the agreement remain the same.

Conference Call

DGSE Companies management will conduct a live teleconference to discuss its financial results:

Date:	March 27, 2014
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-941-2068 if calling from the United States, or 1-480-629-9712 if dialing internationally.
Replay:	A replay will be available until April 3, 2014, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4673670 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=108243.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$3,214,770	$4,911,087
Trade receivables, net of allowances	269,616	718,501
Inventories	12,921,857	11,932,729
Prepaid expenses	236,649	321,709
Total current assets	16,642,892	17,884,026

Property and equipment, net	5,074,860	4,849,937
Intangible assets, net	2,942,314	3,169,840
Other assets	244,065	211,069
Total assets	$24,904,131	$26,114,872

LIABILITIES
Current Liabilities:
Accounts payable-trade	$5,666,059	$3,561,794
Accrued expenses	2,137,361	1,250,319
Customer deposits and other liabilities	2,401,574	2,617,592
Current maturities of long-term debt	122,536	146,949
Current maturities of capital leases	11,091	28,285
Total current liabilities	10,338,621	7,604,939

Line of credit, related party	2,383,359	3,583,358
Long-term debt, less current maturities	1,757,827	1,843,062
Total liabilities	14,479,807	13,031,359

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,175,584 shares issued and outstanding	121,755	121,755
Additional paid-in capital	34,045,654	34,045,654
Accumulated deficit	(23,743,085)	(21,083,896)
Total stockholders' equity	10,424,324	13,083,513

Total liabilities and stockholders' equity	$24,904,131	$26,114,872

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		Three Months Ended December 31,
	2013	2012	2013	2012

Revenue:
Sales	$108,541,687	$127,876,610	$24,722,102	$37,502,187
Cost of goods sold	88,780,096	103,592,557	19,242,700	30,145,415
Gross margin	19,761,591	24,284,053	5,479,402	7,356,772

Expenses:
Selling, general and administrative expenses	21,438,488	24,802,391	5,772,676	6,878,036
Depreciation and amortization	729,958	696,477	186,223	248,217
	22,168,446	25,498,868	5,958,899	7,126,253

Operating income (loss)	(2,406,855)	(1,214,815)	(479,497)	230,519

Other expense (income) :
Other (income) expense net	(126,021)	(60,093)	(107,817)	5,919
Interest expense	268,189	306,450	97,623	52,654
	142,168	246,357	(10,194)	58,573

Income (loss) from continuing operations before income taxes	(2,549,023)	(1,461,172)	(469,303)	171,946

Income tax expense (benefit)	110,166	160,483	(64,213)	54,070

Income (loss) from continuing operations	(2,659,189)	(1,621,655)	(405,090)	117,876

Discontinued operations:
Income (loss) from discontinued operations, net of taxes of $0	-	(689,513)	-	17,128

Net income (loss)	$(2,659,189)	$(2,311,168)	$(405,090)	$135,004

Basic net income (loss) per common share:
Income (loss) from continuing operations	$(0.22)	$(0.13)	$(0.03)	$0.01
Loss from discontinued operations	-	(0.06)	-	-
Net loss per share	$(0.22)	$(0.19)	$(0.03)	$0.01

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$(0.22)	$(0.13)	$(0.03)	$0.01
Loss from discontinued operations	-	(0.06)	-	-
Net income (loss) per share	$(0.22)	$(0.19)	$(0.03)	$0.01

Weighted-average number of common shares
Basic	12,175,584	12,175,361	12,175,584	12,175,584
Diluted	12,175,584	12,175,361	12,175,584	12,175,584

CONTACT:
DGSE Companies, Inc.
Jim Vierling, CEO, 972-587-4021
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com